Exhibit 99.1

LightPath Technologies, Inc. Announces

Fiscal 2006 Unaudited Financial Results

For Immediate Release

(August 30, 2006) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced unaudited financial results for the fourth quarter and fiscal year ending June 30, 2006.

Summary (see Quick Reference and Financial Tables below)

Fiscal 2006: Our total year financial results compared to fiscal 2005 -

•	Revenues for fiscal year 2006 increased 4%, or $419,000

•	Gross margin decreased by $305,000. Scheduling and planning issues caused increased labor inefficiencies.

•	Gross margin percentage decreased from 20% in 2005 to 17% in 2006

•	Operating and other costs below the gross profit line declined by $260,000 from 2005 to 2006

•	These factors lowered the Company’s net loss per share to $(0.86) vs. $(1.05) in 2005 and resulted in an increase in total cash used in operating activities from $1.1 million in 2005 to $2.0 million in 2006, both excluding the cash received from equity financings.

Fourth Quarter 2006: Our fourth quarter compared to 2005 -

•	Revenues for the fourth quarter increased 11%, or $344,000

•	Gross margin decreased by approximately $348,000. Scheduling and planning issues caused increased labor inefficiencies.

•	Gross margin percentage decreased to 13% of sales from 26% of sales in the prior year’s fourth quarter.

•	Operating and other costs below the gross margin line increased by $227,000 from the prior year fourth quarter to the current year fourth quarter.

•	These factors combined to contribute to a higher net loss of $825,000 or $(0.18) per share vs. $306,000 or $(0.09) per share in the fourth quarter of 2005 and an improvement in cash flow from operations when compared to the same period last year (see below).

Quick Reference (Unaudited, except for year ended June 30, 2005):

(In Millions except for per share data)	Quarters Ended June 30,		Years Ended June 30,
	2006	2005	2006	2005
Total revenues	$3.41	$3.07	$12.17	$11.75
Net loss	$(0.83)	$(0.31)	$(3.37)	$(3.48)
Net loss per share	$(0.18)	$(0.09)	$(0.86)	$(1.05)
Cash provided by (used by) operations	$0.07	$—	$(1.99)	$(1.10)

(In Millions)	June 30, 2006	March 31, 2006	June 30, 2005
Cash and cash equivalents	$3.76	$3.74	$2.46

Discussion:

Fiscal Year 2006:

For the fiscal year ended June 30, 2006, the Company reported total revenues of $12.17 million compared to $11.75 million for the previous fiscal year, an increase of 4%. Net loss for fiscal 2006 was $3.37 million, or $0.86 per share. For fiscal 2005, the Company reported a net loss of $3.48 million, or $1.05 per share.

Our strategy is to continue to reduce dependence on the telecommunications markets and broaden our market appeal. Our markets, which have seen the greatest percentage increase in revenues, include industrial laser and lens markets, medical products and defense.

Gross margin for the full year 2006 was $2.1 million (gross margin percentage of 17%) vs. gross margin line last year of $2.36 million (gross margin percentage of 20%). The decrease in our gross margin percentage is mainly attributable to scheduling and planning issues, which caused increased labor inefficiencies.

Fourth Quarter 2006:

For the quarter ended June 30, 2006, the Company reported total revenues of $3.41 million compared to $3.07 million for the 2005 fourth quarter, an increase of 11%. Net loss for the quarter was $0.83 million, or $0.18 per share, compared to a net loss of $0.31 million, or $0.09 per share.

Gross margin decreased in the fourth quarter vs. the same period last year. Gross margin for the quarter ended June 30, 2006 was approximately $449,000, or 13% vs. $797,000, or 26% as compared to the prior year fourth quarter. The decrease in gross margin in this current fourth quarter was mainly attributable to scheduling and planning issues, which caused increased labor inefficiencies.

General and administrative expenses increased due to our new operations in Shanghai and recruiting costs. This contributed to an increase in our net loss to $0.83 million for the fourth quarter of 2006 compared to a net loss of $0.31 million in the fourth quarter of 2005.

Cash Status:

For the quarter ended June 30, 2006, net cash provided by operations was $0.07 million, compared to flat usage in the fourth quarter of 2005. For the entire fiscal year of 2006, total cash used was $2.3 million, excluding the third quarter cash inflows from a financing ($3.6 million). In contrast, fiscal 2005 total cash used was $1.1 million, excluding the fourth quarter cash inflows from a financing ($1.0 million). Our cash usage reflects changes in product mix with higher volumes of lower margin products.

President’s Comments:

Ken Brizel, President and CEO of LightPath, stated, “During fiscal 2006 our business continues to gain momentum in revenue growth, but has had set backs in the cost of manufacturing. Each quarter during this last fiscal year we have had sales growth over the preceding quarter, this in turn produced year over year growth. During this fiscal year the cost of manufacturing increased mainly due to scheduling and planning issues requiring increased labor in our products. We continued to work through these issues in the third and fourth quarters of fiscal 2006. In each quarter while we have had issues in scheduling and planning our product mix, we have immediately been able to deal with these changes. Our challenge remains to continue to make the necessary investments to increase our production in Shanghai and to improve overall capacity planning in both manufacturing locations. Into fiscal 2007 we have increased our capacity to deliver and better utilize our new manufacturing operation in Shanghai, which we expect to show improvement in labor during fiscal 2007.

We have seen some growth in both defense and communications markets. Our defense projects have taken more in engineering and development over this past year and we hope to see increased revenue in the future. The communications market has shown some improvement. We still don’t have enough information to say that the communications business has legs, but it appears to be moving in the right direction.

As previously announced, Jim Gaynor joined our team as the Corporate Vice President of Operations, with both manufacturing and engineering responsibilities. Jim is a strong leader and has a mechanical engineering degree with 25 years business and manufacturing experience in volume component manufacturing in electronics and optics industries.

The additional resources resulting from the recent $3.6 million private placement of common stock puts us in a strong cash position to pursue our growth objectives and manufacturing expansion. We anticipate additional investments in sales and new product development to sustain a higher rate of sales growth than the 4% achieved in fiscal 2006.

We continue to set some aggressive goals for fiscal 2007 to continue to extend our recent gains. We have a supportive Board, a great management group, and many dedicated and hard-working employees. We have more work to do and we face more challenges ahead particularly during the 1st half of fiscal 2007 and must execute well to take full advantage of our opportunities. I believe we’re poised for still better performance in this coming year.”

Additional information concerning the Company and its products can be found at the Company’s website at www.lightpath.com.

Webcast Details:

LightPath will hold an audio webcast at 2:00 p.m. EDT today with Ken Brizel to discuss details regarding the company’s performance for the quarter and fiscal year 2006. The session may be accessed at http://www.lightpath.com. The archive of the webcast will be available for replay on our website.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or
Dorothy Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

LightPath Technologies, Inc.

Condensed Consolidated Income Statements

	(unaudited)		(unaudited)	(audited)
	Three months ended		Twelve months ended
	June 30,		June 30,
	2006	2005	2006	2005
Product sales, net	$3,409,631	$3,065,310	$12,172,587	$11,753,968
Cost of sales	2,960,632	2,268,520	10,119,458	9,395,935

Gross margin	449,000	796,790	2,053,130	2,358,033
Operating expenses:
Selling, general and administrative	1,048,631	830,275	4,434,704	4,228,342
New product development	276,709	224,633	1,038,390	985,357
Amortization of intangibles	8,217	38,217	59,535	580,889
(Gain) loss on sales of assets	—	13,042	(9,134)	(11,334)

Total costs and expenses	1,333,557	1,106,167	5,523,495	5,783,254

Operating loss	(884,557)	(309,377)	(3,470,365)	(3,425,221)
Other income (expense)
Warrant, Interest and other expenses	—	—	—	(99,489)
Investment and other income (expense), net	59,188	3,394	101,485	44,905

Net loss	$(825,370)	$(305,983)	$(3,368,881)	$(3,479,805)

Loss per share (basic and diluted)	$(0.18)	$(0.09)	$(0.86)	$(1.05)

Number of shares used in per share calculation	4,463,542	3,311,984	3,929,132	3,316,560

LightPath Technologies, Inc.

Condensed Consolidated Balance Sheets

	(unaudited) June 30 2006	(audited) June 30 2005
Cash and cash equivalents	$3,763,013	2,462,540
Trade accounts receivable, net of allowance of $85,800 and $26,500 respectively	1,891,024	1,456,612
Inventories	1,876,793	1,741,494
Prepaid expenses and other assets	145,349	222,430

Total current assets	7,676,179	5,883,076
Property and equipment - net	1,172,651	1,335,612
Intangible assets - net	265,473	325,008
Other assets	59,731	65,214

Total assets	$9,174,034	7,608,910

Accounts payable	$1,668,683	865,960
Accrued liabilities	236,501	387,618
Accrued payroll and benefits	514,424	358,606
Accrued severance and exit costs
Notes Payable	270,710	—
Capital lease obligations, current portion	14,255	12,479

Total current liabilities	2,704,573	1,624,663

Capital lease obligation, excluding current portion	39,937	54,193

Common stock: Class A, $.01 par value, voting; 34,500,000 shares authorized; 4,468,588 and 3,695,644 shares issued and outstanding at June 30, 2006 and 2005, respectively	44,686	36,956
Additional paid-in capital	196,064,721	192,204,100
Accumulated deficit	(189,679,883)	(186,311,002)

Total stockholders’ equity	6,429,524	5,930,054

Total liabilities and stockholders’ equity	$9,174,034	7,608,910